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                            BURLINGTON NORTHERN INC.
                                777 MAIN STREET
                             FT. WORTH, TEXAS 76102

                                                           October 28, 1994

Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, TX 76102-5384

Re: Burlington Northern Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

  In connection with the registration of shares of Common Stock, par value $1 per share (the "Common Stock") of Burlington Northern Inc. (the "Company"), a Delaware corporation, under the Securities Act of 1933, as amended, with respect to the Company's Registration Statement on Form S-4, as amended by Amendment No. 1 thereto (the "Registration Statement"), filed with the Securities and Exchange Commission on October 28, 1994 you have requested my opinion with respect to the matter set forth below.

  I have made such legal and factual examinations and inquiries, including an examination of originals or copies of such documents, corporate records, and instruments, certified or otherwise identified to my satisfaction, as I have deemed appropriate for purposes of this opinion.

  Subject to the foregoing, it is my opinion that the shares of Common Stock have been duly authorized and, upon the issuance, delivery, and exchange thereof in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and non-assessable.

  I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to me under the caption "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          Francis T. Kelly
                                          Securities and Finance Counsel